Exhibit 7.1

●	Main Office	May 24, 2018
133-10 39Th Avenue
	Flushing, NY 11354 Tel. (718) 445-6308 Fax. (718) 445-6760	U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street Northeast Washington, DC 20549-2000
●	California Office
	36 W Bay State Street	RE:	China Modern Agricultural Information, Inc.
	Alhambra, CA 91801		File No. 000-54510
Tel. (626) 282-1630
	Fax. (626) 282-9726	We have been furnished a copy of the statements being made by China Modern Agricultural Information, Inc. (the “Company”) in Item 4.02 of its Form 8-K dated May 24, 2018 and captioned “Non-Reliance On Previously Issued Financial Statements Or A related Audit Report or Complete Interim Report.” We agree with the statements made in response to that item insofar as they relate to our firm.

●	Beijing Office
11/f North Tower
Beijing Kerry Centre
1 Guanghua Road
Chayoang District
Beijing 100020, PRC
Tel. (86 10) 65997923 Fax. (86 10) 65999100

Sincerely,

/s/ Wei, Wei & Co., LLP

Wei, Wei & Co., LLP